Exhibit 99.3
Item 6. Selected Financial Data

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share amounts)
Statement of operations data:
Revenues	$2,005,890	$2,032,841	$1,495,811	$1,245,669	$864,725
Operating income (loss)	(342,188)	220,736	118,478	68,538	36,434
Income (loss) from continuing operations	(361,826)	136,195	71,563	33,568	10,700
Basic income (loss) per share from continuing operations	(8.10)	3.03	1.65	0.74	0.30
Diluted income (loss) per share from continuing operations	(8.10)	2.71	1.48	0.69	0.31

Balance sheet data:
Total assets	1,648,563	2,068,392	1,355,968	1,306,735	1,385,402
Long-term debt	590,000	350,000	110,000	172,051	232,823
Long-term debt, including current maturities	590,000	458,744	172,000	231,051	248,525
Stockholders’ equity	570,868	1,072,206	843,901	713,508	810,000

Other data:
Basic weighted average common shares outstanding	44,692	44,877	43,319	45,655	35,404
Diluted weighted average common shares outstanding	44,692	50,615	50,276	52,122	38,724
Dividends per common share	$0.20	$0.20	$0.20	$0.20	$0.20
In July 2008, we acquired Trapeze. The results of operations of Trapeze are included in our operating results from July 2008. During 2008, we recognized goodwill and other asset impairment charges of $476.5 million, severance expense of $39.9 million, loss on sale of assets of $3.7 million, expenses from the effects of purchase accounting of $1.5 million, and other restructuring charges of $4.9 million.
In 2007, we acquired Hirschmann, LTK and Lumberg Automation during our fiscal second quarter. The results of operations of these entities are included in our operating results from their respective acquisition dates. During 2007, we recognized expenses from the effects of purchase accounting of $15.8 million and severance expense of $4.2 million, asset impairment expense of $3.3 million, and adjusted depreciation expense of $0.2 million related to our restructuring actions. We also recognized an $8.6 million gain on sales of assets.
In 2006, we recognized severance expense of $20.4 million, asset impairment expense of $11.1 million, and adjusted depreciation expense of $2.0 million related to our decisions to restructure our European and North American manufacturing operations and to eliminate positions worldwide to reduce production, selling, and administrative costs. We also recognized a $4.7 million favorable settlement of a prior-period tax contingency.
In 2005, we recognized asset impairment expense of $8.0 million, severance expense of $7.7 million, and adjusted depreciation expense of $1.2 million related to our decisions to exit the United Kingdom communications cable market and to restructure our European manufacturing operations. We also recognized executive succession expense of $7.0 million during 2005.
In July 2004, Belden Inc. merged with Cable Design Technologies Corporation (CDT). The results of operations of CDT are included in our operating results from July 2004. We recognized $21.7 million in restructuring and merger-related expenses during 2004. We also recognized asset impairment expense of $8.9 million related to the discontinuance of certain product lines in Europe and excess capacity in the United States resulting from the combined capacity after the merger.

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